Exhibit 99.1

Blackstone Prices $1.1 Billion Senior Notes Offering

New York, October 27, 2026—Blackstone (NYSE: BX) priced its offering of $600 million of 5.650% senior notes due 2031 and $500 million of 5.900% senior notes due 2033 of Blackstone Reg Finance Co. L.L.C., its indirect subsidiary. The notes are to be fully and unconditionally guaranteed by Blackstone Inc. and its indirect subsidiaries, Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. Blackstone intends to use the proceeds from the notes offering for general corporate purposes.

The notes were offered pursuant to an effective shelf registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”) and only by means of a prospectus and related prospectus supplement. An electronic copy of the prospectus supplement, together with the accompanying prospectus, is available on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained from: Citigroup Global Markets Inc., telephone: 1-800-831-9146; Goldman Sachs & Co. LLC, telephone: 1-866-471-2526; Morgan Stanley & Co. LLC, telephone: 1-866-718-1649; SMBC Nikko Securities America, Inc., telephone: 1-888-868-6856; or Wells Fargo Securities, LLC, telephone: 1-800-645-3751.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Investor and Media Relations Contacts

For Investors Weston Tucker Blackstone Tel: +1 (212) 583-5231 tucker@blackstone.com	For Media Matthew Anderson Blackstone Tel: +1 (212) 390-2472 Matthew.Anderson@blackstone.com